Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage Ownership*

Comanche Corporation	Cayman Islands	100%	(1)
Comanche Clean Energy, LLC	Delaware	100%	(2)
Comanche Participacoes do Brasil Ltda.	Brazil	100%	(3)
Comanche Operações e Participações Societárias Ltda	Brazil	100%	(3)
Comanche Biocombustiveis de Canitar Ltda.	Brazil	100%	(4)
Comanche Biocombustiveis de Santa Anita Ltda.	Brazil	100%	(4)
Comanche Biocombustiveis de Bahia Ltda.	Brazil	100%	(4)
Comanche Bioenergia do Maranhão Ltda	Brazil	100%	(5)

*In the case of a Brazilian limitada there must be two shareholders, thus one nominal quota in each of our Brazilian limitada subsidiaries is held by either Alicia Noyola, our Vice Chairman, or one of the other limitadas listed above. This one nominal quota represents less than .0001% of the ownership in such limitada.

(1) Directly owned by Comanche Clean Energy Corporation.
(2) Directly owned by Comanche Corporation.
(3) Directly owned by Comanche Clean Energy, LLC
(4) Directly owned by Comanche Participacoes do Brasil Ltda.
(5) Directly owned by Comanche Operações e Participações Societárias Ltda.